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                                                                    EXHIBIT 10.4

                              COMPROMISE AGREEMENT

WITHOUT PREJUDICE
SUBJECT TO CONTRACT

THIS AGREEMENT is made on 21 November 2003

BETWEEN

(1) AVANEX UK LIMITED, a company incorporated in England (registered no. 3517183) and having its registered office at Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX (the "EMPLOYER")

(2)      RICHARD LAMING of 6 Braid Mount View, Edinburgh EH10 6JL (the
         "EMPLOYEE")

BACKGROUND

(A) The Employee's employment with the Employer will terminate on 26 November 2003.

(B) The parties wish to compromise any claims which may be made in connection with the employment and make other arrangements for an orderly transition. This agreement does not, except to the extent expressly stated, vary the Service Agreement, but rather sets out terms for the compromise of such claims and the required arrangements.

(C) The Employer is entering into this agreement for itself and as agent for all Group Members and is duly authorised in that behalf.

IT IS HEREBY AGREED as follows:

1.       DEFINITIONS

         In this agreement:

         "ADVISER" means the person referred to in clause 12.3(c);

         "GROUP" means the Employer and its Group Members;

         "GROUP MEMBER" means the Employer, any holding company of the Employer (as defined in s736 of the Companies Act 1985) and any subsidiary undertakings of the Employer or such holding company and any present or future subsidiary of any such holding company;

         "PAYE REGULATIONS" means the Income Tax (Employments) Regulations 1993 (as amended, extended or replaced from time to time);

         "SERVICE AGREEMENT" means the service agreement dated 3 May 2001 as amended on 27 July 2001 between the Employee and the Employer;

         "TERMINATION DATE" means 26 November 2003.

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2.       TERMINATION OF EMPLOYMENT

2.1 With effect from the Termination Date the Employee will cease to be an employee of the Employer and shall not hold himself out as having any continuing connection with the Employer or with any Group Member.

2.2 On or before the Termination Date, the Employee shall, without any claim for damages or compensation for loss of office, resign with immediate effect from any office which the Employee may hold as director or other officer of the Employer or a Group Member by completing and returning to Tony Florence a letter in the form set out in Schedule 2. The Employee undertakes not to hold himself out as a director or other officer of the Employer or a Group Member. The Employee irrevocably appoints the Employer as attorney to execute letters of resignation of such offices or appointments on the Employee's behalf. The Employee warrants that he holds no office with the Employer or a Group Member other than those listed in Schedule 2. The Employee also warrants that he has no shareholding in the Employer or in any Group Member.

2.3 The Employee shall continue to carry out such duties and responsibilities as are assigned to him by the Employer until the Termination Date. In particular, but not limited to, the Employee shall assist in the Employer's work relating to the potential closure of the Livingston site. He will also provide further assistance as and when required by the Employer after the Termination Date to assist in the closure of the Livingston site if a final decision is taken to close that site. The Employee will, if requested prior to the Termination Date, prepare and provide to the Employer reasonable handover notes in relation to all of his outgoing work for the Employer.

2.4 On or before the Termination Date the Employee shall execute an Inland Revenue approved joint election agreement in respect of his options granted to him on 1 August 2003 as the Employee has agreed to do so under the terms of the pre-election agreement already entered into between the Employer, the Employee and Avanex Corporation.

3.       REMUNERATION

3.1 Except as set out in this agreement all entitlements to payments or benefits arising out of or in connection with the Employee's employment will cease from the Termination Date and the Employee acknowledges that he has no further claims in respect of them. Further, the Employer will not continue paying pension amounts on or after the Termination Date.

3.2 The Employee hereby agrees to surrender all stock options that he has in any scheme relating to the Employer or any Group Member and agrees that he accepts this agreement in full and final settlement of any claim he may have in relation to any such stock option scheme.

4.       P45

         The Employer undertakes that the Employee's P45 will have been issued by the Employer prior to any payment being made to the Employee under the terms of clause 5.

5.       SEVERANCE PAYMENT

         Subject to the Employee's compliance with his obligations under this agreement, the Employer shall, as compensation for loss of employment but without admission of

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         liability, pay to the Employee within 7 days following the later of (i)
         the date of this agreement, (ii) the Termination Date, (iii) receipt of the completed and signed Adviser's Certification in the form set out in
         Schedule 1 and (iv) receipt of the signed resignation letter referred to in clause 2.2, the sum of L212,737.50 (the "SEVERANCE PAYMENT") subject to prior deduction of income tax and employee's national insurance. Provided that (i) this agreement is executed by the Employee prior to 22 November 2003, (ii) the Employee is not, in the Employer's opinion, employed by a competitor of the Employer or any Group Member during the Interim Period, (iii) subject to the Employee's continual availability to the Employer at any time requested by the Employer relating to any closing issues during the Interim Period, and (iv) subject to the Employee's continued compliance with all of the obligations under this agreement, including but not limited to those under clause 2.3, the Employee will receive further amounts of L26,350 paid in instalments in arrears (subject to PRIor deduction of income tax and employee national insurance) for each of the ten months following the Termination Date (the "FURTHER SEVERANCE PAYMENTS"). The ten month period following the Termination Date is defined as the "INTERIM PERIOD". All payments will cease if any of the conditions in this clause for payment, or any provision in this agreement generally, are broken or no longer apply.

6.       TAX

6.1 The Employer makes no warranty as to the taxable status of the Severance Payment and, accordingly, the Employee agrees that any income tax or employee's national insurance payable pursuant to the Severance Payment or Further Severance Payments and on any other benefits provided to the Employee pursuant to this agreement is the Employee's personal responsibility.

6.2 The Employee undertakes that if the Employer or any Group Member is called upon to account to the Inland Revenue for any income tax, employee National Insurance contributions, interest or penalties thereon arising in respect of the payments made or benefits provided under this agreement, other than any income tax deducted under clause 5 above (such income tax, National Insurance contributions, interest or penalties referred to in this agreement as the "EXCESS TAX"), and if the Employer or any other Group Member pays the excess tax to the Inland Revenue, the Employee will, at the written request of such entity, immediately pay to such entity an amount equal to the excess tax provided that no payment of excess tax will be made to the Inland Revenue without particulars of any proposed payment being given to the Employee and the Employee being given the opportunity at his own expense to dispute any such payment.

6.3 If there are any continuing payments to be made under this agreement, they shall be reduced or extinguished, as the case may be, by the amount of any excess tax for which the Employer or any Group Member is called upon to account.

7.       SECRECY

7.1 The Employee undertakes that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employer or any Group Member or any of its or their officers, shareholders or employees and the Employer undertakes that it will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Employee.

7.2 Each of the Employee and the Employer undertakes to the other that neither shall make any announcement, statement or comment concerning:

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         (a)      the terms of this agreement; and/or

         (b) events during the Employee's employment with the Employer or the circumstances of the termination of the Employee's employment or any proposals of the Employer relating to the possible closure of the Livingston site without the prior consent of the Employer, and shall not disclose the same to any person, firm or company except as required by law or the rules of any relevant regulatory authority or in communications with their professional or financial advisers who have agreed to keep such terms and events and circumstances confidential.

8.       POST-TERMINATION RESTRICTIONS

         In consideration of the Severance Payment:-

8.1 For the purposes of this clause the following words have the following meanings:

         "CUSTOMER" means any person, firm, employer or other entity whatsoever:

         (i) who or which had regular dealings with the Employer or its predecessor in connection with or arising out of the business of the Employer at the Termination Date or at any time in the period of 12 months immediately preceding the Termination Date (and shall include without limitation any person, employer or other entity with whom there was an actual arrangement for a joint venture with the Employer or an arrangement for the provision of goods or services to, by, or in conjunction with the Employer);

         (ii) who or which is a client or customer of the Employer at the Termination Date or who or which was a client or customer of the Employer at any time in the period of 12 months immediately preceding the Termination Date;

                  and in each case:

         (iii) with whom or with which the Employee had material dealings in the course of the Employment; or

         (iv) of or about whom the Employee acquired Confidential Information (as defined below) as set out in sub-clause 8.2 or trade secrets or material knowledge or material information in the course of the Employment; or

         (v) with whom or with which any employee who was under the direct or indirect supervision of the Employee had material dealings in the course of his employment at any time in the period of 12 months immediately preceding the Termination Date.

         "PROSPECTIVE CUSTOMER" means any supplier, client, customer, person, firm, employer or other entity whatsoever with whom or with which the Employer or its predecessor shall during the 12 months immediately preceding the Termination Date have had negotiations or discussions regarding:

         (i)      possible investment in the Employer; or

         (ii) having regular dealings with the Employer in connection with or arising out of the business of the Employer;

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                  and in each case:

         (iii) with whom or which during such period the Employee shall have had material dealings in the course of the Employment; or

         (iv) of whom or which during such period the Employee shall have acquired Confidential Information or trade secrets or material knowledge or material information in the course of the Employment; or

         (v) with whom or which during such period any employee who was under the direct or indirect supervision of the Employee had material dealings in the course of his employment during the period of 12 months immediately preceding the Termination Date.

         "DESIGNATED AREA" means the UK and the rest of Europe but limited to countries in which the Employee worked for the Employer or the Group or for which the Employee was responsible on behalf of the Employer or the Group;

         "RESTRICTED BUSINESS" means the business of the Group including but not limited to the design, production, research in passive optical components based on Fiber Bragg grating and planar lightwave circuit technologies but limited to the activities with which the Employee was concerned or involved in the course of his employment during the 12 month period immediately prior to the Employee ceasing to be employed or for which the Employee has been responsible during such period;

         "RESTRICTED PERSON" means any person who is employed at the Termination Date or has at any time in the period of six months prior to the Termination Date been:

         (i)      employed by the Employer; or

         (ii)     engaged as a consultant to the Employer;

         and in either case in a senior, executive, technical, advisory or sales capacity in the Restricted Business;

         and who was known to or worked with the Employee during that period.

8.2 The Employee acknowledges that during his employment (and possibly also prior to its commencement) the Employee had access to and was entrusted with information in respect of the technology, business and financing of the Employer and that of its clients, customers, suppliers, agents and business associates, and likewise in relation to Group Members, that amounts to a trade secret, is confidential or is commercially sensitive (the "CONFIDENTIAL INFORMATION"). Confidential Information includes by way of example only:

         (a) know-how, technical designs, techniques, drawings, diagrams or specifications relating to the Employer or the Group's systems, products or services;

         (b) details of current and future activities, business strategies and tactics including (without limitation) those relating to products, services, management, advertising, sales and marketing;

         (c) the research and development of new systems, products or services;

         (d) external consultants, contractors and suppliers and their services, designs, production and delivery capabilities;

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         (e)      clients and details of their particular requirements and
                  businesses;

         (f) costings, profit margins, discounts, rebates, pricing, payment and credit policies and other financial information and procedures and systems for the foregoing whether of the Employer or the Group or of any client, customer, supplier, agent or business associate of the Employer or the Group.

8.3 The Employee shall keep secret and shall not at any time following the Termination Date use or disclose to any person any of the Confidential Information other than as directed or consented to by the Employer.

8.4 The restrictions contained in clause 8 shall not apply to any Confidential Information to the extent that the Employee:

         (a)      can demonstrate was:

                  (i) known to the Employee prior to the commencement of the employment by the Employer; or

                  (ii)     is in the public domain,

                  other than as a result of a breach of clause 8 or breach of an analogous provision by any person, including other employees of the Employer; or

         (b) is required to disclose by any court or regulatory body of competent jurisdiction.

8.5 Nothing in this agreement shall prevent the Employee following termination of his employment from using information which becomes part of his professional skill and knowledge and which does not include any Confidential Information of the Employer or the Group.

8.6 The Employee shall not either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly for a period of ten months after the Termination Date:

         (a) in competition with the Employer, be employed or engaged or otherwise interested in any Restricted Business; or

         (b) take up or hold any office in or with any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area; or

         (c) in competition with the Employer, in respect of Restricted Business, solicit business from or canvass or entice away or endeavour to solicit business from, or canvass or entice away any Customer or Prospective Customer; or

         (d) in competition with the Employer, in respect of Restricted Business, have any business dealings with, any Customer or Prospective Customer; or

         (e) interfere or take such steps as may be likely to interfere with the continuance of supplies to the Employer in respect of the Restricted Business (or the terms relating to such supplies) from any supplier or seek to damage the relationship between any such person and the Employer; or

         (f) solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Restricted Person to cease working for or providing services to the Employer, whether or not any such person would thereby commit a breach of contract; or

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         (g)      employ or otherwise engage in Restricted Business any person who, on the Termination Date was a Restricted Person or anyone who would have been employed or engaged in such a position had they not left the Employer's employment or terminated any arrangement with the Employer in the 6 months prior to the Termination Date.

8.7 Nothing in this clause 8 shall prevent the Employee from being engaged in or by, or participating in, any business or entity to the extent that any of the Employee's activities for such business or entity shall relate solely to:

         (a) geographical locations in which the business or entity does not compete or seek to compete with the Relevant Business; or

         (b) matters of a type with which the Employee was not materially concerned in the 12 months immediately preceding the Termination Date.

8.8      (a)      The provisions of sub-clauses 8.6 to 8.7 inclusive shall apply equally where, during the period of six (6) months prior to the Termination Date, the Employee was engaged in or responsible for the business of any Group Member (each of which Group Member is hereinafter called "Relevant Employer").

         (b) In addition to the covenants given by him in sub-clauses 8.6 to 8.7 above the Employee hereby covenants with the Employer (which for the purposes of this paragraph shall act as trustee for each Relevant Employer) in relation to each of the sub-clauses 8.6 to 8.7 inclusive as if every reference therein to the Employer was a reference to the Relevant Employer and the definitions of "Customer", "Prospective Customer", "Designated Area", "Restricted Business" and "Restricted Person" in sub-clause 8.1 apply with the substitution of "the Relevant Employer" for the Employer.

9.       NEW EMPLOYMENT

         The Employee represents and warrants that, at the date of this agreement, he is not employed or engaged in any business whether on behalf of himself or another, that he is not in receipt of any remuneration and that he is not in negotiations which are likely to lead to an offer of employment or any such engagement or to the receipt of remuneration and that he has not received or accepted or agreed to accept any such offer.

10.      COMPANY PROPERTY

         The Employee represents and warrants that except as expressly provided for in this agreement he will on or before the Termination Date return to the Employer all property, equipment, records, correspondence, documents, files and other information (whether originals, copies or extracts) belonging to the Employer or any Group Member and that the Employee will not retain any copies.

11.      LEGAL EXPENSES

         The Employer shall, within 14 days of receipt by it of an appropriate copy VAT invoice addressed to the Employee for payment by the Employer, pay to the Employee's solicitors, Messrs MacRoberts, the Employee's legal expenses relating exclusively to the negotiation and preparation of this agreement, up to a maximum of L2,000 plus VAT.

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12.      CLAIMS AGAINST THE EMPLOYER

12.1 Although the Employer makes no admission of any liability, the terms set out in this agreement have been agreed in full and final settlement of claims the Employee has or may have against the Employer arising out of the termination of his employment which he asserts including and limited to claims for breach of contract, unlawful deductions from wages, unfair dismissal, statutory redundancy payment, accrued but untaken holiday, a protective award.

12.2 It is further the intention of the Employee and the Employer that the terms set out in this agreement have been agreed in full and final settlement of all or any claims, costs and expenses and any rights of action of any kind whatsoever whether under English or European Union law or the laws of any other jurisdiction that the Employee has or may have against the Employer, Group Members and any of its or their officers, employees, shareholders, consultants or agents (in each case current or former) arising directly or indirectly out of or in connection with the Employee's employment by the Employer, the Employee's holding of any office or the termination of such employment or office under common law, statute or otherwise including, without limitation, any claim or claims the Employee may have in respect of:

         (a)      wrongful dismissal;

         (b)      equal pay;

         (c)      sex discrimination contrary to the Sex Discrimination Act
                  1975;

         (d)      race discrimination contrary to the Race Relations Act 1976;

         (e) disability discrimination contrary to the Disability Discrimination Act 1995;

         (f)      any breach of the Working Time Regulations 1998;

         (g) any breach of the Employee's rights in respect of accompaniment at disciplinary or grievance hearings;

         (h) any breach of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

         (i)      any breach of the Maternity and Parental Leave etc Regulations
                  1999;

         (j)      harassment under section 3 Protection from Harassment Act
                  1997;

         (k) dismissal or action short of dismissal taken by the Employer on grounds related to the Employee's union membership activities and/or other relevant statutory provisions; and

         (l)      personal injury,

         including, for the avoidance of doubt all claims (if any) arising out of or in connection with the Stock Options in respect of one hundred and fifty thousand shares awarded to the Employee in Avanex Corporation on 1 August 2003.

         Further, for the avoidance of doubt, the parties acknowledge that the Employee is not surrendering his entitlement to exercise the Stock Options held by him in Alcatel / Alcatel Optronics.

         The Employee warrants that other than as described above, he has no Stock Options in the Employer or any Group Member.

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12.3     The Employee represents and warrants that:

         (a)      the claims and prospective claims listed at clauses 12.1 and
                  12.2 are all the claims or prospective claims which the Employee believes that he has or may have against the Employer or any Group Member or its or their respective shareholders, officers, employees, consultants or agents (in each case current or former) arising out of or in connection with his employment, directorships or its or their termination;

         (b) he has instructed the Adviser to advise whether he has any claims, including without limitation claims under clauses 12.1 and 12.2 above, against the Employer or the persons referred to in clause 12.3(a) and that he has provided the Adviser with all available information which the Adviser requires in order to do so;

         (c) the Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement and in particular its effect on the Employee's ability to pursue his rights before an employment tribunal. The name of the relevant independent adviser who has advised the Employee is Raymond Macleod Williamson of Messrs MacRoberts of 152 Bath Street, Glasgow G2 4TB;

         (d) the Employee is advised by the Adviser that there is in force and was, at the time the Employee received the advice referred to above a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice; and

         (e) the Employee has not issued proceedings before the employment tribunals, High Court, County Court, Sheriff Court or Court of Session in respect of any claim in connection with his employment or its termination. The Employee undertakes that neither the Employee, nor anyone acting on his behalf, will issue any such proceedings in respect of such claims as are referred to in clauses 12.1 or 12.2, and if they do so, or if any of the warranties given by him in this agreement is untrue, without prejudice to any other remedy which may be available the Employee agrees that if he institutes or continues any such proceedings and notwithstanding this agreement an award is made, the Severance Payment and Further Severance Payments will be set off against the award and be considered in whole or in partial satisfaction, as the case may be, of any such award.

12.4 To give full effect to the provisions in clauses 12.1 and 12.2 above the Employee hereby agrees to refrain from instituting or continuing any proceedings before an Employment Tribunal in relation to any claims or complaints set out in clauses 12.1 or 12.2.

12.5 The Employer and the Employee agree and acknowledge that the conditions regulating compromise agreements in the Employment Rights Act 1996 and legislation specified in clauses 12.1 and 12.2 are intended to be and have been satisfied.

12.6 The provisions of clauses 12.1 and 12.2 shall have effect irrespective of whether or not the Employee is or could be aware of such claims, costs, expenses or rights of action at the date of this agreement and irrespective of whether or not such claims, costs, expenses or rights of action are in the express contemplation of the Employer and the Employee at the date of this agreement (including such claims, costs, expenses or rights of action of which the Employee becomes aware after the date of this agreement in whole or in part as a result of the commencement of new legislation or the development of common law).

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12.7     If any of the warranties given by the Employee in this agreement is untrue, or if he commits a material breach of this agreement, without prejudice to any other remedy which may be available to the Employer, the Employee undertakes to repay to the Employer, as a debt and upon demand, the Severance Payment.

13.      INTERPRETATION

         The headings to clauses are for convenience only and have no legal effect.

14.      THIRD PARTY RIGHTS

         Nothing in this agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 1999 except that clauses 6.2, 7.1, 7.2, 8, 12.1 and 12.2 may be enforced by:

         (a) any officer, employee or agent of the Employer in his or her own right;

         (b)      any Group Member in its own right; or

         (c) any officer, employee or agent of any Group Member in his or her own right directly as if parties to this agreement. The parties to this agreement may vary or rescind it without notifying or seeking the consent of any third party, and the rights conferred by section 2 of the Contracts (Rights of Third Parties) Act 1999 are excluded.

15.      ENFORCEMENT OF THE COMPROMISE AGREEMENT

15.1 The parties agree that they consider the provisions of this agreement to be valid, reasonable and enforceable.

15.2 The parties acknowledge and agree that the clauses and sub-clauses of this agreement are severable and that if any clause or sub-clause or identifiable part is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the agreement's remaining clauses, sub-clauses, or parts of the agreement.

15.3 The Employee agrees that if he breaches or violates any of the terms of this agreement damages alone may not compensate for such breach or violation and that injunctive relief is reasonable and essential to safeguard the interests of the Employer and that an injunction in addition to any other remedy may accordingly be obtained by the Employer. No waiver of any such breach or violation should be implied from the forbearance or failure by the Employer to take action in respect of such breach or violation.

16.      WITHOUT PREJUDICE

         Notwithstanding that this agreement is marked "Without Prejudice" and "Subject to Contract", it will become open and binding when executed by both parties.

17.      ENTIRE AGREEMENT

17.1 Except for those provisions of the Service Agreement which are expressed in that document or herein to continue in effect, this agreement sets out the entire agreement

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         between the Employer and the Employee with regard to the effect of termination of the employment and supersedes all prior discussions between the parties or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether given orally or in writing.

17.2 The Employee acknowledges that the Employer enters into this agreement in reliance on the Employee's warranties in clauses 2.3, 9, 10 and 12.

18.      JURISDICTION AND GOVERNING LAW

         This agreement shall be governed by English law and the courts and employment tribunals of England and Wales shall have non-exclusive jurisdiction to determine all disputes relating to this agreement.

Executed as a deed on the date first written above.

EXECUTED as a deed                  )       Director /s/ ANTHONY FLORENCE
by the Company                      )
                                    )       Director/Secretary /s/ PAUL NEGUS

in the presence of:                 )

EXECUTED AS A DEED

by the Employee: /s/ RICHARD LAMING

in the presence of:

Name: /s/ JEANETTE KING

Occupation: HR MANAGER

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                                   SCHEDULE 1

                       CERTIFICATION BY EMPLOYEE'S ADVISER

                            ADDRESSED TO THE EMPLOYER

I, Raymond Macleod Williamson

of Messrs MacRoberts, Solicitors, 152 Bath Street, Glasgow G2 4TB

certify as follows:

2. I am a "relevant independent adviser" (as such term is defined in section 203 of the Employment Rights Act 1996).

3. Before the Employee signed the agreement, I advised him as to the terms and effect of the agreement and in particular upon its effect on his ability to pursue his rights before an employment tribunal.

4. At the time that I gave the advice referred to in paragraph 2 of this certificate, there was in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising as a consequence of that advice.

Signed: /s/ RAYMOND MACLEOD WILLIAMSON

Name: Raymond Macleod Williamson

Address: 152 Bath Street

         Glasgow

         G2 4TB

Dated:   21/11/03

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                                   SCHEDULE 2

                         OFFICER'S LETTER OF RESIGNATION

PRIVATE & CONFIDENTIAL

The Directors
Avanex UK Limited

Kymata Employee Nominee Limited

Dear Sirs

Please accept this letter as formal notice of my resignation as a Director of each of the companies listed above. My resignation is to be effective immediately.

Please arrange for particulars of my resignation to be filed with the Registrar of Companies.

Yours faithfully

RICHARD LAMING

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